Registration No. 33-______

   As filed with the Securities and Exchange Commission on September 14, 1995
   ===========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                   ---------------

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                   ---------------

                              ADVANCED NMR SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)

                Delaware                         22-2457487
       (State or other jurisdiction           (I.R.S. Employer
       of incorporation or organization)      Identification Number)

                                   ---------------

                                   46 Jonspin Road
                           Wilmington, Massachusetts 01887
                                    (508) 657-8876
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Jack Nelson, Chairman
                              ADVANCED NMR SYSTEMS, INC.
                                   46 Jonspin Road
                           Wilmington, Massachusetts 01887
                                    (508) 657-8876
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                    With copy to:

                                 Bruce A. Rich, Esq.
                                  Reid & Priest LLP
                                 40 West 57th Street
                               New York, New York 10019
                                    (212) 603-2000

                                   ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

                                   ---------------

       If the only securities being registered on this Form are being offered  pursuant to  dividend or  interest reinvestment  plans, please
       check the following box.   [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check
       the following box.   [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number
       of the earlier effective registration statement for the same.   [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
       registration statement for the same offering.   [ ]

       If delivery of  the prospectus is expected to be  made pursuant to Rule
       434, please check the following box.   [ ]

                           CALCULATION OF REGISTRATION FEE
       =======================================================================

                                      Proposed        Proposed
       Title of                       Maximum         Maximum
       Each Class of    Amount        Offering        Aggregate   Amount of
       Securities to    to be         Price           Offering    Registration
       be Registered    Registered    Per Share(*)    Price(*)    Fee(**)
       -----------------------------------------------------------------------
       Common Stock,
       $.01 par
       value per
       share(*)      2,331,722 shs(*)  $ 3.75      $8,743,957.50   $3,015.16
       =======================================================================
        *  Issuable upon  exercise of  Warrants.   Includes, pursuant to  Rule
           416, an additional undeterminable amount of shares of Common Stock by virtue of the anti-dilution provisions of the Warrants.
       ** Estimated solely for purposes of determining the registration fee pursuant to Rule 457(g).

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
       =======================================================================

                   PRELIMINARY PROSPECTUS DATED SEPTEMBER 13, 1995
                                SUBJECT TO COMPLETION
       PROSPECTUS

                              ADVANCED NMR SYSTEMS, INC.
                                   2,331,722 Shares
                             Common Stock, $.01 Par Value
          Issuable Upon Exercise of 2,331,722 Common Stock Purchase Warrants


          This Prospectus relates to the offering by Advanced NMR Systems, Inc., a Delaware corporation (the "Company"), of up to 2,331,722 shares of Common Stock, $.01 par value per share (the "Common Stock"), issuable upon exercise of up to 2,331,722 Advanced NMR Common Stock Purchase Warrants (the "Warrants"). On August 31, 1995 (the "Effective Date"), the Company issued the Warrants to the holders of shares of common stock, $.01 par value per share of Medical Diagnostics, Inc., ("MDI"), upon the merger (the "Merger") of MDI into ANMR Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Corp."), pursuant to an Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), by and among the Company, MDI and Acquisition Corp.

          The Warrants were issued under a Warrant Agreement, dated as of August 31, 1995 (the "Warrant Agreement"), between the Company and American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent"). The Warrants entitle the holders thereof to purchase shares of Common Stock at a price per share of $3.75, subject to customary
       anti-dilution adjustments.   Each Warrant may  be exercised until  5:00
       p.m., New York City time, on the earlier of August 30, 2000, the fifth anniversary of the Effective Date, or the date fixed for redemption of the Warrants.

          The Warrants are subject to redemption at the option of the Company, in whole but not in part, at a redemption price of $.05 per Warrant, in the event that the average market price of Common Stock has been at least $4.50 per share (subject to adjustment for stock splits and combinations) for any twenty consecutive trading days after the Effective Date. Any Warrants not exercised prior to the date fixed for redemption thereafter will represent only the right to receive, upon surrender, the redemption price therefor.

          The Warrants are quoted on the NASDAQ National Market System ("NMS") under the symbol "ANMRW." On September __, 1995, the closing sales price for a Warrant on the NASDAQ NMS was $__________.

          The shares  of the  Company's Common Stock  are quoted on  the NASDAQ
       NMS under the symbol "ANMR."   On September __, 1995, the closing sales
       price for a share of Common Stock as quoted on the NASDAQ NMS was $__________.

          The Company will receive proceeds from  the exercise of the Warrants,
       but not from  the sale of  the underlying  Common Stock.   See "Use  of
       Proceeds."

          All expenses of the registration of the shares of the Company's Common Stock issuable upon exercise of the Warrants covered by this Prospectus, estimated to be $30,000, are to be borne by the Company.

          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 7 HEREIN.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is __________, 1995


       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street N.W., Washington, D.C. 20549, and at its regional offices located at New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

          This Prospectus does not contain all the information set forth in the Registration Statement filed by the Company with the Commission (the "Registration Statement") with respect to the securities to which this Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.


                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          Except to the extent modified or superseded by information contained herein, the Company's Annual Report on Form 10-K for the year ended December 31, 1994, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, and June 30, 1995, respectively, the Company's Reports on Form 8-K filed on May 5, 1995 and September 8, 1995, respectively, and the Joint Proxy Statement of the Company and MDI, dated August 3, 1995, for the Company's 1995 Annual Meeting of Stockholders, as filed with the Commission, are hereby incorporated by reference in this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

          The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any of the documents or information incorporated by reference herein, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Jack Nelson, Chairman, Advanced NMR Systems, Inc., 46 Jonspin Road, Wilmington, Massachusetts 01887; telephone number (508) 657-8876.

                                ---------------------

                                       SUMMARY

                                     THE COMPANY

       General
       -------

          Advanced NMR Systems, Inc. ("ANMR" as a separate company and ANMR and its subsidiaries collectively sometimes the "Company") develops, manufactures and markets a family of technically advanced products related to ultra-fast magnetic resonance imaging ("MRI") systems. ANMR manufactures the InstaScan system, a sophisticated high-speed retrofit package for enhancing conventional MRI systems. ANMR is also the exclusive integrator of very high field (3T and 4T) MRI systems using some of General Electric Medical Systems ("GEMS") Signa MR components, third party components and an ANMR component. ANMR has a 61% ownership interest in Advanced Mammography Systems, Inc. ("AMS"). AMS has developed a dedicated MRI breast imaging system and is negotiating with certain medical facilities for its installation. On August 31, 1995, Medical Diagnostics, Inc. ("MDI") became a wholly-owned subsidiary of ANMR through consummation of the Merger. MDI provides advanced radiology services such as MRI and Single Photon Emission Computed Tomography ("SPECT") to patients in Massachusetts, New York, Virginia, West Virginia and Tennessee through a network of mobile and fixed equipment at hospital, clinic and freestanding facilities, and also rehabilitation services for motor vehicle accident victims.

          ANMR is a Delaware corporation. Its executive office is located at 46 Jonspin Road, Wilmington, Massachusetts 01887, and its telephone number is (508) 657-8876.

       ANMR
       ----

          From its inception in 1983 until November 1992, ANMR was exclusively an R&D operation. In 1992, ANMR's transition to a manufacturing operation was initiated with the first commercial sale of its 1.5T InstaScan system and receipt of clearance from the U.S. Food and Drug Administration ("FDA") to market such system to clinical institutions. Calendar year 1993 marked the modification of ANMR's agreement with GEMS (the "GEMS Agreement") and the initial implementation of its sales and marketing program to sell the InstaScan system. The GEMS Agreement was further modified as of June 30, 1994 in which revenues from the sale of high field 3T and 4T systems would contribute to satisfying the GEMS obligation under the 1993 GEMS Agreement.

          MRI systems provide medical images for the diagnosis and detection of disease. The systems use large magnets, digital computers and controlled radio waves to derive cross-sectional (two dimensional) and volume (three-dimensional) pictures of human and animal anatomy and to provide information, which can be displayed either on film or a video monitor, about the concentration and the physical and chemical environment of atomic nuclei without the need for invasive surgery. This is in contrast to other currently available diagnostic techniques such as Positron Emission Tomography ("PET"), Computerized Axial Tomography ("CAT") and conventional X-ray equipment that subject living tissue to potentially harmful ionizing radiation. MRI systems present no known risk to most patients; however, the long imaging times associated with commercially available systems may result in degraded image quality due to patient movement and motion of the internal organs (especially of the heart and of the abdominal organs) during the scanning period.

          ANMR has developed the Instascan system which is significantly faster than other commercially available systems and has demonstrated that the adverse effects of any motion, patient or organ, can be substantially eliminated. In addition, natural physiological motions can actually be visualized by acquiring multiple InstaScan images and showing them in a movie sequence. Following ANMR's lead, manufacturers of MRI systems are now including Echo Planar Imaging ("EPI") in their systems.

          The following significant events have occurred at ANMR since January 1, 1994: ANMR was awarded an imaging patent for its new technology referred to as Catch and Hold and received clearance from the FDA for commercial sale of the Catch and Hold technology; installed its second InstaScan system at Massachusetts General Hospital (MGH) to be used specifically for clinical application; installed its first 3T Instascan retrofit at the University of Pittsburgh; installed an EPI upgrade for the National Institutes of Health (NIH) for the development of an EPI upgrade of its 4T MRI system; received two purchase orders for integrating and installing 3T MRI systems and announced the receipt of an additional nine purchase orders for its InstaScan systems from various research and clinical sites; appointed a Vice President of Sales and Marketing who was a former head of sales for GEMS; hired a GEMS senior scientist as an Engineering Program Manager; concluded an agreement to expand its strategic alliance with GEMS through June 30, 1997 as the exclusive system integrator of the high field 3T and 4T MRI system; entered into an alliance with the University of Texas and Elscint, Ltd. to develop, manufacture and distribute a highly sophisticated, fully integrated functional neuroimaging system; and received regulatory clearance in Japan for the commercial sales of its InstaScan system.

          In March 1993, the GEMS Agreement was modified providing, in part, for the minimum purchase by GEMS of 100 InstaScan systems by the end of calendar year 1994 with installation by the end of calendar year 1995. If by December 31, 1995, GEMS has not paid ANMR for the 100 units, it was to pay ANMR $100,000 for each unit of the first 75 units not purchased and $50,000 for each of units 76-100 not purchased. The GEMS purchase obligation was modified as of June 30, 1994 in an agreement with GEMS pursuant to which revenues from the sale of 3T and 4T systems will contribute to satisfying the GEMS obligation under the 1993 GEMS Agreement. The 1994 modification covers a three year period through June 30, 1997. The GEMS purchase obligation is subject to usual conditions of sale, including changes in health care regulations covering MRI products. The GEMS period of exclusivity for the InstaScan system terminated on December 31, 1994. At December 31, 1994, seventeen InstaScan sales and two 3T sales were credited to this arrangement with GEMS. As of January 1, 1995, sales of the InstaScan system are no longer limited under the 1993 GEMS Agreement. All future sales of the InstaScan system will be sold directly to customer sites or through GEMS and will be negotiated on mutually acceptable terms with each customer. Purchase orders of the InstaScan systems obtained after December 31, 1994 will generally not be credited towards the dollar value of GEMS's obligation under the 1993 GEMS Agreement.

          In July 1994, ANMR concluded an agreement with GEMS for the sale of 3T and 4T research MR systems to GEMS through June 1997. These systems, while not yet submitted to the FDA for clearance for clinical use, will be sold to premier research institutions throughout the world. The first such system was installed at the University of
       Pittsburgh  in  April  1994.    This  first  system  was  developed  in
       collaboration with the MRI group at the corporate research and development center of GEMS. All future systems will be integrated by ANMR at its plant.

          In June 1992, ANMR licensed (the "ANMR License Agreement") to AMS the right to use ANMR's InstaScan technology in the development of a dedicated breast imaging system (the "Field of Use"). As consideration for the ANMR License Agreement, AMS paid to ANMR $1,680,000 and issued 4,000,000 shares of AMS Common Stock, of which 2,750,000 shares are subject to an escrow arrangement for release based upon AMS achieving certain future minimum pre-tax income, or the market price of the AMS common stock reaching certain levels.

          ANMR believes other dedicated use (or partial body) MRI scanners might be developed for fields of use in addition to mammography. AMS has not been granted the right to use any technology now or hereafter obtained by ANMR in connection with any other dedicated use MRI scanners. However, AMS has been granted a 50% interest in any net profits, as defined in the ANMR License Agreement (after allocation of development expenses), derived by ANMR from the sale or license of dedicated use MRI scanners utilizing or based upon the Licensed Technology outside of the Field of Use. The ANMR License Agreement provides that (i) any inventions outside the Field of Use developed solely by ANMR or an ANMR entity shall be owned by ANMR or such ANMR entity and automatically licensed to AMS on an exclusive, worldwide basis, within the Field of Use, (ii) any inventions developed solely by AMS shall be automatically licensed to ANMR on an exclusive, worldwide basis for use solely outside the Field of Use, and (iii) any inventions outside the Field of Use jointly developed by ANMR and AMS or an ANMR entity shall be jointly owned in equal shares by ANMR, on the one hand, and AMS or an ANMR entity, on the other hand, and AMS or an ANMR entity shall automatically license its interest to ANMR on an exclusive, worldwide basis. Accordingly, ANMR would obtain the right to future technology developed by AMS for use in connection with mammography, and AMS shall obtain the right to further technology developed by ANMR for use outside the Field of Use.

          AMS  is  continuing its  mission to  develop  a dedicated  MR breast
       imaging  system.   Over the  past year,  AMS has  developed  an imaging
       technique  to  suppress  fat in  breast  images.    This technology  is
       particularly useful in
       imaging dense breasts which present a problem in interpreting conventional X-ray images. This new technique was developed as a collaboration between ANMR and AMS. AMS has completed a prototype of its dedicated MR breast imaging system and is currently negotiating with certain medical facilities for its installation.

          To optimize ANMR's and AMS's operating efficiency, ANMR and AMS entered into a Shared Services Agreement as of January 25, 1993 whereby the companies share common expenses and functions, for example, executive officers, marketing, field service, accounting, regulatory approvals, and manufacturing operations. This agreement has been extended to January 24, 1996. From an engineering and manufacturing perspective, this Shared Services Agreement has greatly facilitated development of the prototype mammography scanner and has also
       benefitted  ANMR's   development  of  enhancements  to   its  InstaScan
       products.

          In January 1995, AMS called for redemption of all of its remaining outstanding redeemable warrants to purchase shares of its common stock. Warrants for 226,000 shares had previously been exercised prior to the call. All of the outstanding warrants were exercised prior to the redemption date for approximately 774,000 shares of AMS common stock at the exercise price of $3.00 per share. Consequently, no warrants were actually redeemed. AMS is using the $2.3 million proceeds from the exercise of the warrants for continuing research and development and for general working capital purposes.

       MDI
       ---

          MDI was founded in 1984 to operate mobile radiology services as a full-service medical provider under its own clinic licenses where such operation is allowed under state regulation. It used the proceeds from a 1992 public offering in part to acquire minority interests in current MDI operations from certain partners, to acquire imaging businesses operating in New York, Virginia, West Virginia and Tennessee and to enter into the rehabilitation business in Massachusetts.

          Effective November 5, 1993, MDI acquired certain assets from, and entered into contractual arrangements to provide MRI services to, a privately held professional medical corporation which provides MRI services to a regional network of hospitals and clinics located in the Finger Lakes region of New York State.

          In May 1994, MDI completed its acquisition of Meritus Health Systems and affiliates ("Meritus") headquartered in Roanoke, Virginia. Meritus provides MRI and SPECT imaging services in Virginia, West Virginia and Tennessee.

          MDI often acts as a full-service medical provider in its radiology services business, particularly MRI services, providing MRI and SPECT equipment and technologists and typically providing or arranging for the necessary physician and support personnel, scheduling and screening of patients, maintaining medical and administrative records, establishing charges and billing and collecting revenues from patients and third-party payers. In these instances, host hospitals generally function as a landlord for an MDI subsidiary or affiliate operating the MRI or SPECT services. By operating in this manner, MDI is able to control the hours of operation for its units and manage patient scheduling, permitting MDI to more fully utilize its equipment. MDI is also able to expand demand for its services by marketing directly to referring physicians and third-party payers, the primary sources of MRI patient business, including physicians who are not affiliated with the host hospitals. MDI believes that controlling all or most of the radiology services, including holding the required clinic licenses when possible, enhances its ability to negotiate renewals or extensions of its arrangements with the hospitals.

          A majority of MDI's MRI services are provided under the "full-service" model. SPECT services are provided under both vendor and provider models. In circumstances where MDI does not operate as a provider, it endeavors to improve utilization and operating performance by applying the marketing and other skills it has developed as a provider to these operations.

          On January 31, 1995, MDI entered the rehabilitation market through its acquisition of 75% of the net assets of the MVA Center for Rehabilitation, Inc. in Springfield, MA, and entered into a partnership to provide physician care, physical therapy and case management to motor vehicle accident victims. MDI is evaluating this business and, although no assurances can be given, MDI anticipates opening additional MVA centers and may seek to develop other opportunities in niche rehabilitation markets.

       The MDI Merger
       --------------

          Upon the Merger, ANMR issued 6,670,157 shares of ANMR Common Stock and 2,331,722 Warrants and also paid an aggregate of $11,196,102 (exclusive of any payments in lieu of the issuance of fractional shares) to the holders of common stock, $.01 par value per share, of MDI (the "MDI Common Stock"). The outstanding options and warrants for the purchase of an aggregate of 560,894 shares of MDI Common Stock became exercisable for ANMR Common Stock, ANMR Warrants and/or cash.

          Pursuant to the Merger Agreement, each share of MDI Common Stock was exchangeable for (i) $8.00 in cash (the "Cash Consideration"), or (ii)
       2.861 shares of ANMR Common Stock plus one Warrant (collectively, the "Share Consideration"), or (iii) a combination of the Cash Consideration and the Share Consideration, provided that not more than 37.5% of the MDI Common Stock could be exchanged for the Cash Consideration. Based upon elections made by MDI Stockholders, the Cash Consideration was pro rated so each stockholder who had elected the Cash Consideration received $4.02 in cash, 1.423 shares of ANMR Common Stock and .4975 of a Warrant for each MDI share exchanged.

          The Cash Consideration was financed in part by a $9 million five-year term loan facility and a $6 million revolving credit facility to MDI from Chemical Bank, and guaranteed by ANMR and certain of MDI's subsidiaries. The loan facilities are secured by a first lien on specified assets of MDI, ANMR and certain designated subsidiaries, and a pledge of ANMR's unescrowed shares of AMS Common Stock. The balance of the loan proceeds was used to repay MDI's prior bank facility and for general working capital.

          Upon the Merger, the ANMR Board of Directors was increased from seven to ten persons and John A. Lynch, Edward J. Connors and Milton L. Glass, designees of the prior MDI Board, were added as directors to the ANMR Board and Mr. Lynch was elected Senior Vice President of ANMR. The ANMR Board also approved a change in the Company's fiscal year to September 30, from December 31, to conform to the MDI fiscal year.

                                     RISK FACTORS

          The shares of the Company's Common Stock issuable upon exercise of the Warrants are speculative in nature and involve a high degree of risk. In addition to the other information in this Prospectus, the following information should be considered carefully by potential purchasers in evaluating the Company and its business before making an investment in the shares of Common Stock offered hereby:

          Significant  Indebtedness  and  Debt  Service  After  Merger.    The
       financing related to the Merger has resulted in a high level of indebtedness for the Company. At March 31, 1995, on a pro forma and consolidated basis assuming that the Merger closed as of March 31, 1995, the Company would have had indebtedness for borrowed money of approximately $21 million, including the current portion of long-term debt of approximately $8 million, representing approximately 71% of stockholders' equity. The Company's high level of indebtedness has several important consequences, including, but not limited to: (i) significant interest expense and principal repayment obligations resulting in substantial annual fixed charges; (ii) significant limitations on its ability to obtain financings, make capital expenditures and acquisitions and take advantage of other significant business opportunities that may arise; and (iii) increased vulnerability to adverse general economic and industry conditions. In addition, under the credit agreements with the bank, the Company will be required to comply with significant affirmative and negative covenants and financial ratios, including interest coverage, debt service coverage and debt to tangible net worth. Non-compliance could result in the acceleration of such indebtedness.

          History of Net Losses. From its inception in 1983 until November 1992, ANMR was engaged exclusively in research and development activities. In 1992, ANMR's transition to a manufacturing operation was initiated with the first commercial sale of its 1.5T InstaScan system and receipt of clearance from the FDA to market such system to clinical institutions. From its inception through June 30, 1995, ANMR had aggregate gross revenues of $11,861,000 from sales of the InstaScan system and related products. ANMR's cash requirements have been exceeding its resources due primarily to expenditures related to research and development. ANMR, including consolidated results of AMS, has incurred net losses of $3,547,000, $6,167,000 and $5,493,000 for each of the fiscal years ended December 31, 1994, 1993 and 1992, respectively. ANMR believes that, based on MDI's earnings history, the additional cash flow to be provided by MDI after consummation of the Merger could provide ANMR with net operating income commencing in fiscal year 1996, assuming certain expected savings and efficiencies are achieved.

          Adverse Accounting and Tax Consequences of Goodwill. The Merger was accounted for by the purchase method of accounting. Under this accounting method, the majority of the purchase price for MDI -- approximately $29 million -- was allocated to the intangible asset goodwill which represents approximately 47% of the total assets and approximately 87% of the stockholders equity of the Company post-Merger. The Company will incur an annual non-cash charge to operations for the amortization of goodwill of approximately $1 million over the next 30 years, which will not be deductible for income tax purposes.

          No Assurance of Future Sources of Capital to Support and Grow Business. The Company will require capital to finance its continued investment in research and development, and to support and grow its existing businesses, particularly its MRI technologies. Inasmuch as ANMR expects to incur additional operating losses with respect to its MRI technologies following the Merger and the bank facilities restrict the ability of MDI to upstream funds to ANMR, there can be no assurance that ANMR will have adequate working capital to fund these activities.

          Volatility of Common Stock Price. The market price of the Company's Common Stock historically has been volatile. Factors such as quarter-to-quarter variations in revenues and announcements of technological innovations or new products by ANMR or its competitors, customers or suppliers could cause the market price of the Common Stock to fluctuate significantly, even with the addition of the MDI business. In addition, in recent years the stock markets in general, and the market prices for diagnostic imaging service companies in particular, have experienced significant volatility, which often may be unrelated to the operating performance of the affected companies. Such volatility could adversely affect the market price of the Company's Common Stock.

          Lack of Dividends; Restrictions on Payment of Dividends. Neither ANMR nor MDI has ever paid a dividend to its stockholders. The Company intends to retain all available earnings, if any, generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. In addition, the payment of cash dividends is restricted under the bank credit agreement.

          Unpredictable Results of Healthcare Reform Initiatives. Many competing proposals have been introduced in Congress and various state legislatures to reform the present health care systems. The Company cannot predict the health care reforms that may be enacted or the effect that any such reforms may have on their respective businesses. The ability of many of MDI's patients or health care providers to pay for MDI's services depends upon governmental and private insurer reimbursement policies. A significant change in these policies could adversely affect MDI's businesses.

          Reliance on Arrangement with GEMS. One of the products manufactured by ANMR is the InstaScan System. The InstaScan retrofit has been configured to only GEMS Signa Systems as ANMR had an exclusive marketing arrangement with GEMS through December 31, 1994.
       Reconfiguring its units to make InstaScan compatible with other manufacturers' MRI systems would require substantial time and involve substantial costs. There can be no assurance that any effort by ANMR to make InstaScan compatible with other manufacturer's systems would ultimately be successful.

          Technological Development Limited By Third Party Patents. ANMR's business is dependent upon the ability to offer systems which incorporate the most current technology. This requires substantial expenditures for research and development. In addition, some of this technology is protected by patents and patent applications of others to which ANMR has no rights. Such patents, if valid, may limit the proposed business of ANMR to new technologies and new magnetic resonance diagnostic methods outside the scope of such patents. In the event that one or more patent holders were to assert a claim of infringement with respect to any product or technology which ANMR may develop, no assurance can be given that such claim would not be successful, and if successful, that its impact on ANMR would not be materially adverse.

          Potential Adverse Impact of Competing Services and Equipment. The health services and equipment industry is highly competitive. Since ANMR develops imaging products that ultimately function as one component part of a larger system, it is dependent in large part upon manufacturers of such complete MRI systems to accept and endorse ANMR's products. Most of these systems' manufacturers have the capability to develop and manufacture imaging components, such as echo planar imaging, similar to those developed by ANMR. There can be no assurance that these manufacturers will continue to accept and endorse ANMR's products. Some entities have, and others may develop, competing products or services which may be superior to those proposed by ANMR and/or AMS. Many of these other entities have greater resources and more substantial marketing capabilities than ANMR and AMS. Furthermore, in some cases, other imaging equipment such as PET scanners, conventional x-rays, CAT scanners, nuclear medicine systems and ultrasound systems may be used instead of MRI systems for certain diagnostic procedures, and there are several other methods presently in practice for the detection of breast cancer. These other equipment systems may be less expensive to purchase, install and maintain and involve lower patient charges for their use. MDI competes with hospitals, private clinics, physicians and therapist rehabilitation practices and other independent providers of rehabilitation services, many of which possess greater financial resources or are better known than MDI.

          Potential Adverse Impact of Government Regulation. The manufacture, marketing and use of magnetic resonance systems and MRI services are subject to various federal and state regulations, including premarket clearance by the FDA for the MRI Systems. Such clearance may take considerable time to obtain and in some cases may not be granted. Until required FDA or state approvals are obtained, neither governmental agencies nor private insurers will reimburse AMS for the cost of magnetic resonance systems and diagnostic procedures. Furthermore, reimbursement may not be authorized even after approvals are granted or it may be delayed for substantial periods after such approvals. The market for the Company's products and services, particularly the MDI services, is also adversely affected by state certificate of need ("CON") laws, which in some states limit the establishment of new facilities and services as well as the purchase of major medical equipment. There can be no assurance that CONs can be obtained if needed and without a costly and time consuming administrative process. In addition, federal and state health care and related regulations are subject to constant change. The Company cannot predict what changes may be enacted which may affect its business or the manner in which its business would be affected by such changes. In addition, manufacturers of medical devices are subject to FDA regulations, including compliance with good manufacturing practice regulations. There can be no assurance that these laws and regulations will not have an adverse impact on the Company in the future.

          Potential Adverse Impact of Reliance on Governmental and Private Reimbursement of Health Care Costs. ANMR products are used in both clinical and research environments. Clinical customers will depend upon governmental and private insurer reimbursement policies. In addition, in most cases, the ability of patients or health care providers to pay for the services which MDI provides depends upon governmental and private insurer reimbursement policies. Consequently, such policies have a direct effect on the ability of patients and providers to use and pay for services rendered by ANMR customers to these parties and the ability of patients and health care providers to use and pay for MDI's services. As a result, any significant adverse change in such reimbursement policies would likely adversely affect ANMR's and MDI's business.

             Under federal cost-containment legislation currently in effect, hospital inpatients covered by Medicare are classified into diagnostic related groups ("DRGs") in accordance with the patients' diagnoses, and reimbursement to hospitals for these patients is limited to predetermined amounts assigned to particular DRGs. Similarly, some states limit reimbursement of health care costs by select payers according to predetermined amounts. These predetermined amounts do not necessarily cover all of the cost of the medical services actually provided. Currently, the DRG program is not applicable to outpatient services such as those generally provided MDI and, consequently, many health care providers have an incentive to refer patients to diagnostic imaging services on an outpatient basis. If in the future DRG program is expanded to include outpatient services, MDI's business may be materially and adversely affected.

             Most health care insurers compensate a service provider, such  as
       MDI, for a percentage of its charge for MRI scans based upon the "reasonable and customary" fee for such service for that geographical area. The determination of what is "reasonable and customary" is in the insurer's sole discretion. As a result, MDI must seek the payment balance, if any, directly from the patient, which, given the costs of debt collection, may be impractical. In addition, certain states, including Massachusetts, prohibit this so-called "balance billing" of patients under certain circumstances, and in other states, MDI has agreed with one or more insurers not to balance bill their patients. MDI also contracts with managed care payers for a negotiated fee-per-scan which is usually substantially below MDI's charge for such scans. If the percentage of patients insured by managed care payers substantially increases, or if managed care payers substantially reduce the fee-per-scan they are willing to pay, MDI could be materially and adversely affected. Additionally, if a substantial number of private insurers were to adopt diagnostic related group-type reimbursement schedules and if these schedules did not permit MDI to profitably provide MRI services, MDI would be materially and adversely affected.

          Dependence on, and Need for, Key Personnel. Because of the specialized nature of its business, the Company is dependent upon the efforts of its current officers and employees, and upon its ability to attract and retain technically qualified personnel. The loss of the services of Jack Nelson, Chairman of the Board and Treasurer of ANMR or John A. Lynch, President of MDI and Senior Vice President of ANMR, could materially adversely affect the Company. There is intense competition for qualified personnel in the MRI industry, including competition from companies with substantially greater resources than the Company. There can be no assurance that the Company will be successful in recruiting or retaining personnel of the requisite scientific caliber or in the requisite numbers to enable the Company to conduct its business as planned.

                                   USE OF PROCEEDS

          Assuming all the Warrants are exercised, the Company will receive net proceeds of approximately $8,700,000, after payment of certain expenses. The Company estimates that the expenses will be approximately $30,000. The proceeds to be received by the Company upon the exercise of the Warrants will be utilized for research and development by ANMR, marketing and working capital purposes.

                              DESCRIPTION OF SECURITIES

          The  Company's   authorized  capital  stock  currently  consists  of
       50,000,000 shares of Common Stock. As of September 5, 1995, 30,238,571 shares of Common Stock were issued and outstanding.

       Common Stock

          Holders of the Company's Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company and to receive dividends when, as and if declared by the Company's Board from funds legally available therefor. Upon liquidation of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of ANMR and priority payments to any senior class of capital stock. Holders of the Common Stock do not have cumulative voting rights or preemptive, subscription or conversion rights.

       Warrants

          General. The Warrants were issued under the Warrant Agreement. The description of the Warrant Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement.

          Each Warrant initially entitles the holder thereof to purchase one share of Common Stock at an exercise price of $3.75 (the "Exercise Price"). The Exercise Price and the number of shares of Common Stock issuable upon the exercise of each Warrant are subject to adjustment in certain events described below. Each Warrant may be exercised on or after the issuance thereof and until 5:00 p.m., New York City time, on the earlier of August 30, 2000 or the date fixed for redemption of the Warrants (as described below) in accordance with the terms of the Warrants and the Warrant Agreement. To the extent that any Warrant remains outstanding after such time, such unexercised Warrant will automatically terminate.

          Exercise. Warrants may be exercised by surrendering to the Warrant Agent, American Stock Transfer & Trust Company (the "Warrant Agent") a signed Warrant certificate indicating the warrantholder's election to exercise all or a portion of the Warrants evidenced by such certificate. Surrendered certificates must be accompanied by payment of the aggregate Exercise Price in respect of the Warrants to be exercised, which payment may be made in cash or by certified or official bank check payable to the order of the Company. No adjustments as to cash dividends with respect to the Common Stock will be made upon any exercise of Warrants.

          If  fewer than  all the  Warrants evidenced  by any  certificate are exercised, the Warrant Agent will deliver to the exercising warrantholder a new Warrant certificate representing the unexercised Warrants. The Company will not be required to issue fractional shares of its Common Stock upon exercise of any Warrant, and in lieu thereof will pay an amount equal to the same fraction of the current market value per share of Common Stock, determined as provided in the Warrant Agreement.

          Antidilution and Exercise Price Adjustments. The number of shares of Common Stock purchasable upon the exercise of each Warrant and the Exercise Price are subject to adjustment in connection with (a) the issuance of a stock dividend to holders of Common Stock, or a combination or subdivision of Common Stock, and (b) certain distributions by the Company to the holders of Common Stock of evidences of indebtedness or of its assets (excluding cash dividends or distributions out of earnings or out of surplus legally available for dividends) or of convertible securities, all as set forth in the Warrant Agreement. Notwithstanding the foregoing, no adjustment in the Exercise Price will be made until cumulative adjustments require an adjustment of at least $.05.

          In  case of  any reclassification,  capital reorganization  or other change to the Common Stock, or any consolidation or merger of the Company with or into another corporation, or any sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the Warrant Agreement will require that effective provisions will be made so that each holder of an outstanding Warrant will have the right thereafter to exercise his or her Warrant for the kind and amount of securities and property receivable in connection with such reclassification, capital reorganization, consolidation, merger or sale by a holder of the number of shares of Common Stock for which such Warrants were exercisable immediately prior thereto. Furthermore, if the Company grants to the holders of Common Stock rights or warrants or options to purchase the Company's Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, the Company shall concurrently grant to each warrantholder the rights, warrants or options to which such warrantholder would have been entitled if such warrantholder were the holder of the number of shares of Common Stock then issuable upon exercise of his or her Warrants.

          Redemption. All, but not less than all, of the Warrants then outstanding may be redeemed at the option of the Company, at a redemption price of $.05 per Warrant, in the event that the Market Price (as hereinafter defined) of the Common Stock has been at least $4.50 per share (the "Target Price"). For this purpose, "Market Price" means the average closing price reported for ANMR Common Stock on the NASDAQ National Market System (or other principal market) for any twenty consecutive trading days. If the Common Stock is subdivided or combined into a greater or smaller number of shares, the Target Price will be proportionately adjusted.

          The Company must give irrevocable notice of its election to redeem the Warrants no more than ten trading days following the end of the twenty consecutive day period referred to in the preceding paragraph. Notice of redemption will be mailed to warrantholders not more than 30 days nor less than 20 days before the date fixed for redemption, and in any event not more than five trading days following delivery of the notice to the Warrant Agent referred to in the preceding sentence. Any Warrant so called for redemption may be exercised until 5:00 p.m., New York City time, on the business day immediately preceding the date fixed for redemption, and immediately thereafter any such Warrant, to the extent not exercised, will represent only the right to receive, upon surrender, the redemption price therefor.

       Reports

          The Company furnishes to its stockholders and will furnish to its warrantholders, after the close of each fiscal year, an annual report containing audited financial statements. In addition, the Company may furnish to its stockholders and warrantholders such other reports as may be authorized, from time to time, by its Board of Directors.

       Transfer Agent, Registrar and Warrant Agent

          American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, is the transfer agent, registrar and Warrant Agent for the securities of the Company.

                                 PLAN OF DISTRIBUTION

          No underwriter is being utilized in connection with this offering or with the exercise of the Warrants. The 2,331,722 shares of ANMR Common Stock are issuable upon exercise of the Warrants.

          The Company is registering the shares of Common Stock issuable upon exercise of the Warrants and not the resale thereof by the holders of the shares of Common Stock after such exercise.


                                       EXPERTS

          The audited consolidated financial statements of ANMR as of December 31, 1994 and 1993, and for the three years ended December 31, 1994, which have been incorporated by reference in this Prospectus, have been audited by Richard A. Eisner & Company, LLP, independent public accountants, as indicated in their reports with respect thereto which are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

          The financial statements of MDI and its subsidiaries as of September 30, 1994 and 1993 and for the three years ended September 30, 1994, which have been incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto which appears elsewhere herein, are incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.


                                    LEGAL MATTERS

          Legal matters relating to the Common Stock will be passed upon for the Company by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019.


                                ADDITIONAL INFORMATION

          The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof. Such information is available for inspection at the Public Reference Section maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials contained in the Registration Statement may be obtained from the Commission upon payment of the fees prescribed by its rules and regulations. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       =======================================================================

                                  TABLE OF CONTENTS


                                                                      Page
                                                                      ----

       Available Information . . . . . . . . . . . . . . . . . . . .   2

       Incorporation of Certain Information
         by Reference. . . . . . . . . . . . . . . . . . . . . . . .   2

       The Company . . . . . . . . . . . . . . . . . . . . . . . . .   3

       Risk Factors . . . . . . . . . . . . . .  . . . . . . . . . .   7

       Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  10

       Description of Securities. . . . . . . . .  . . . . . . . . .  10

       Plan of Distribution. . . . . . . . . . . . . . . . . . . . .  12

       Experts . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

       Legal Matters . . . . . . . . . . . . . . . . . . . . . . . .  12

       Additional Information. . . . . . . . . . . . . . . . . . . .  12

                                  -----------------


          No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections, or representations if given or made must not be relied upon as having been so authorized. The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

       ======================================================================


                                     ADVANCED NMR
                                    SYSTEMS, INC.





                           2,331,722 shares of Common Stock
                              Issuable Upon Exercise of
                           2,331,722 Common Stock Purchase
                                       Warrants





                                   ---------------

                                      PROSPECTUS

                                   ---------------



                                    ________, 1995


       =======================================================================

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS


       Item 14.  Other Expenses of Issuance and Distribution

          The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting discounts and commissions) are estimated to be as follows:

                 Registration Fees . . . . . . . .     $ 3,015.16
                 Accounting Fees and Expenses  . .       1,000.00
                 Legal Fees and Expenses . . . . .      17,500.00
                 Miscellaneous . . . . . . . . . .       8,484.84
                                                       ----------
                 Total Expenses  . . . . . . . . .     $30,000.00

       Item 15.  Indemnification of Officers and Directors

          Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers, directors, employees and agents in certain circumstances. Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

          Article Seventh of Advanced NMR's Certificate of Incorporation, as amended (the "Advanced NMR Articles"), provides for indemnification of the directors, officers, employees and agents of Advanced NMR to the full extent then permitted by the DGCL.

          Article V of Advanced NMR's Amended and Restated By-Laws (the "Advanced NMR By-Laws") provides for indemnification by Advanced NMR of any person (and the heirs and legal representatives of such person) made or threatened to be made a party to any threatened pending or completed claim, action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee or agent of Advanced NMR or any constituent corporation absorbed in a consolidation or merger, or serves or served with another corporation, partnership, joint venture, trust or other enterprise at the request of Advanced NMR or any such constituent corporation. Article V permits Advanced NMR to provide any of the above described persons advances for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking to repay such advances if he is not entitled to indemnification. Article V limits the personal liability of any such person to the fullest extent permitted by the DGCL. Article V also provides that Advanced NMR may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of Advanced NMR, or is or was serving at the request of Advanced NMR in such capacity for another corporation or other enterprise.

          Under the Merger Agreement, Advanced NMR has agreed that, to the fullest extent permitted by the DGCL, from and after the Effective Time, Advanced NMR shall indemnify, defend and hold harmless the present and former officers, directors and employees of MDI or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities, or, with the approval of Advanced NMR, amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation which is in whole or in part based on, or arising out of the fact that such person is or was a director, officer or employee of MDI or any of its subsidiaries
       ("Indemnified Liabilities"), pertaining to any matter existing or occurring at or prior to the Effective Time and all Indemnified Liabilities which are in whole or in part based on, or arising out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, except for a claim arising or based upon the gross negligence or willful misconduct of the Indemnified Party. Also, for a period of six years from the Effective Time the Advanced NMR Articles and the Advanced NMR By-Laws shall contain indemnification provisions no less favorable than those set forth in the MDI Articles and the MDI By-Laws.

          In addition, under the Merger Agreement Advanced NMR has agreed that it will maintain for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by MDI to the extent that such policies are available at a cost of not greater than two times the current annual amount paid by MDI (the "Cap") so that if comparable coverage can be obtained only by paying an annual premium in excess of the Cap, Advanced NMR shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

       Item 16.  Exhibits

          The   Exhibits  listed  below  either  are  incorporated  herein  by reference or filed herewith.

       Exhibit No.                   Description
       -----------                   -----------
          2 Agreement and Plan of Merger among Advanced NMR Systems, Inc. ("Advanced NMR"), ANMR Acquisition Corp. and Medical Diagnostics, Inc. ("MDI"), dated May 2, 1995 (incorporated by reference to Exhibit 2 filed with Advanced NMR's Registration Statement on Form S-4, and amendment thereto, declared effective on August 3, 1995 (File No. 33-95320) ("S-4
                           Registration Statement")).

          4.1.1 Warrant Agreement between Advanced NMR and American Stock Transfer & Trust Company, as Warrant Agent, relating to the Common Stock Purchase Warrants (incorporated by reference to Exhibit 4.1.1 to the S-4 Registration Statement).

          4.1.2            Warrant Certificate (incorporated  by reference  to
                           Exhibit 2.1 filed with Advanced NMR's Registration Statement on Form 8-A, declared effective August 31, 1995).

          4.2 Specimen Certificate for Common Stock, par value $.01 per share, of Advanced NMR (incorporated by reference to Exhibit 4.2 to the S-4 Registration Statement).

          4.3.1 Form of Supplemental Agreement relating to Advanced NMR's assumption of MDI's Obligations under the Warrant Agreement between MDI and First Albany Corporation and Janney Montgomery Scott, Inc. dated as of February 5, 1992 (incorporated by reference to Exhibit 4.3.1 of the S-4 Registration Statement).

          4.3.2 Form of Supplemental Agreement relating to Advanced NMR's assumption of MDI's Obligations under the Warrant Agreement between MDI and Jacob Agam dated as of February 12, 1992 (incorporated by reference to Exhibit 4.3.2 of the S-4 Registration Statement).

          4.4 Form of Warrant Certificate, dated as of March 6, 1994, issued to Dominick & Dominick, Incorporated (incorporated by reference to Exhibit 4.4 of the S-4 Registration Statement).

          5* Opinion of Reid & Priest LLP as to the legality of the Advanced NMR Common Stock being registered hereunder.

          23.1* Consent of Richard A. Eisner & Company, LLP, independent public accountants for Advanced NMR.

          23.2* Consent of Arthur Andersen LLP, independent public accountants for MDI.

          23.3*            Consent of Reid & Priest, LLP (included in  Exhibit
                           5).

       ----------------
       *  Filed herewith.

       Exhibit No.                   Description
       -----------                   -----------

          24* Power(s) of Attorney (included on signature page of this Registration Statement on Form S-3).


       Item 17.  Undertakings

            The Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
       Article 3 or Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on the 14th day of September, 1995.

                                    ADVANCED NMR SYSTEMS, INC.


                                    By: /s/ Jack Nelson
                                        -------------------------------------
                                       Jack Nelson, Chairman of the Board and
                                          Chief Executive Officer


                                  POWER OF ATTORNEY

          We, the undersigned officers and directors of Advanced NMR Systems, Inc., hereby severally constitute Jack Nelson and Charles Moche and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Advanced NMR Systems, Inc. to comply with the provisions of the Securities Act of 1933, as
       amended,  and  all   requirements  of  the   Securities  and   Exchange
       Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                     Title                    Date
          ---------                     -----                    ----

       /s/ Jack Nelson             Chairman of the Board    September 14, 1995
       -----------------------     (Principal Executive
          Jack Nelson              Officer)


       /s/ Robert S. Spira         Vice Chairman of the     September 14, 1995
       -----------------------     Board
          Robert S. Spira


       /s/ Charles Moche           Chief Financial          September 14, 1995
       -----------------------     Accounting Officer
          Charles Moche            (Principal Financial
                                   and Accounting Officer)

       /s/ George Aaron            Director                 September 14, 1995
       -----------------------
          George Aaron


                                   Director
       -----------------------
          Edward J. Connors


                                   Director
       -----------------------
          Milton L. Glass


       /s/ Enrique Levy            Director                 September 14, 1995
       -----------------------
          Enrique Levy


       /s/ John A. Lynch           Director                 September 14, 1995
       -----------------------
          John A. Lynch



                                   Director
       -----------------------
          George A. Silver


       /s/ Leonard A. Toboroff     Director                 September 14, 1995
       -----------------------
          Leonard A. Toboroff


       /s/ Sol Triebwasser         Director                 September 14, 1995
       -----------------------
          Sol Triebwasser

                                  INDEX TO EXHIBITS


       Exhibit No.              Description
       -----------              -----------

          5 Opinion of Reid & Priest LLP as to the legality of the Advanced NMR Common Stock being registered hereunder.

         23.1 Consent of Richard A. Eisner & Company, LLP, independent public accountants for Advanced NMR.

         23.2 Consent of Arthur Andersen LLP, independent public accountants for MDI.

         23.3         Consent of Reid & Priest, LLP (included in Exhibit 5).

         24 Power(s) of Attorney (included on signature page of this Registration Statement on Form S-4.)